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Securities and Exchange Commission
450 Fifth Street, N. W.
Washington,  D.C.  20549


Commissioners:

We are aware that our report dated November 12, 1999 on our review of the interim consolidated financial information of Too, Inc. (the "Company") as of and for the thirteen and thirty-nine week periods ended October 30, 1999 and included in this quarterly report on Form 10-Q for the thirteen weeks then ended is incorporated by reference in the Company's Registration Statements on Form S-8, Registration Nos. 333-89529 and 333-89533. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a report or a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Columbus, Ohio
December 13, 1999